Exhibit 10.24

August 2, 2012

Frederick J. Romano

3176 Arbour Lane

Yorktown Heights, NY 10598

Dear Fred:

As discussed, this letter agreement confirms your retirement as Executive Vice President and Chief Operating Officer at Voyetra Turtle Beach, Inc. (“VTB”) effective August 31, 2012 (the “Retirement Date”). In connection with such retirement, if you return a signed copy of this letter agreement prior to August 7, 2012, then VTB will treat your retirement as a termination for Good Reason pursuant to Section 5.3.2 of that certain employment agreement, dated October 12, 2010 (the “Employment Agreement”), between you and VTB, and you will be entitled to the following: (a) all unpaid base salary earned through the Retirement Date, (b) all accrued but unused vacation, retirement, incentive, bonus and other benefits to the extent earned and vested as of the Retirement Date and (c) a lump sum severance payment of $457,669, in each case, subject to tax withholdings and deductions (collectively, the “Retirement Payments”). You agree that such Retirement Payments shall be in full satisfaction of any liabilities or obligations VTB may have to you in connection with your employment by VTB (including the ending thereof) or the Employment Agreement, including under Section 5 thereof, other than: (i) any amounts payable to you under the Performance Bonus Agreement dated as of October 12, 2010, (ii) reimbursement of any business expenses incurred by you prior to the Retirement Date in accordance with the Company’s normal reimbursement policies and (iii) any indemnification rights you have under applicable law, VTB’s certificate of incorporation and/or bylaws as currently in effect and any indemnification agreement that you are currently a party to. By signing this letter agreement, you also represent that you have complied with the provisions of Sections 6, 7, 8, 9, 10, and 12 of the Employment Agreement, acknowledge that such provisions shall remain in effect after the Retirement Date, agree that you will continue to comply with such provisions, agree that, prior to the Retirement Date, you will deliver to VTB any Confidential Information or Intellectual Property (as each such term is defined in the Employment Agreement) as well as any other property of VTB (including credit cards and access keys) in your possession and agree that you will provide such assistance as VTB may reasonably request (not to exceed an average of 2 days a week during the first month after the Retirement Date and an average of 2 days a month during the following 5 months); provided, that, after such six-month period, if such assistance would require more than de minimus time and effort from you, you shall not be required to provide such assistance unless the parties enter into a mutually acceptable consulting arrangement. Additionally, the parties agree that any communications regarding your retirement by either party including to employees and third parties will be consistent with the following: 1) your retirement will be characterized as a retirement from the daily operations of VTB, 2) you fully intend to remain active as a member of the board of directors and a significant shareholder of VTB and 3) you have indicated that you will provide VTB reasonable assistance after the Retirement Date on an as-needed basis. Additionally, although Section 4.1 of the Employment Agreement provided that your base salary was to be at the rate of $300,000 per annum effective January 1, 2011, you have continued to receive a base salary at a rate of $425,000 per annum. If you return a signed copy of this letter agreement as contemplated above, you may retain the additional base salary that you received and the Employment Agreement will be amended as set forth on Exhibit A hereto.

This letter agreement constitutes the complete agreement with respect to the ending of your employment relationship with VTB and supersedes any and all agreements, understandings, and discussions, whether written or oral, between you and VTB regarding the same. Neither you nor VTB has made any representations, promises or statements to induce the other to enter into our agreement, and both parties specifically disclaim reliance, and represent that there has been no reliance, on any such representations, promises or statements and any rights arising therefrom. The invalidity or unenforceability of any provision of this letter agreement shall have no effect on and shall not impair the validity or enforceability of any other provision of this letter agreement. This letter agreement shall be governed by the laws of the State of New York (without giving effect to conflict of laws principles that would require the application of the laws of any other state) as to all matters including, without limitation, validity, construction, effect, performance and remedies.

Very truly yours,

Acknowledged and agreed as of August 3, 2012:

/s/ Frederick J. Romano
Frederick J. Romano

2

EXHIBIT A

Section 4.1 of the Employment Agreement shall be deleted and replaced in its entirety with the following:

“4.1 Base Salary. From the Effective Date until December 31, 2010, the Employee’s monthly compensation will be $35,416.67 or a prorated portion thereof. Effective January 1, 2011, the Employee’s base salary will continue at the rate of $425,000 per annum (the “Base Salary”) subject to such increase as the Board approves in its sole discretion from time to time. Base Salary will be payable by the Company in regular installments in accordance with the general payroll practices of the Company as in effect from time to time. The term “Base Salary” used in this Agreement shall refer to the Base Salary as it may be so increased from time to time.”

Section 4.4 of the Employment Agreement shall be deleted and replaced in its entirety with the following:

“4.4 Bonus. Prior to the Effective Date, the Company awarded Employee a performance bonus for 2010 in the amount of $500,000 (the “2010 Bonus”). The Company shall pay the 2010 Bonus on March 31, 2011. In addition to the 2010 Bonus and the compensation payable under the Performance Bonus Agreement, with respect to the year ending December 31, 2011, Employee shall also participate in an annual incentive bonus plan that will provide Employee the opportunity to earn additional compensation of up to fifty percent (50%) of Employee’s Base Salary for such year (or such higher percentage as may be required pursuant to the immediately following sentence), contingent upon the achievement of performance goals set by the Board for each such year. The material terms (including performance goals), conditions and percentage payout of such incentive bonus hereunder shall be no less favorable to the Employee than the incentive bonuses established for “C level executives” as such term is defined in the sole discretion of the Board. Notwithstanding anything to the contrary herein, the Employee shall not be eligible for an incentive bonus payment with respect to (a) 2010 if it is determined that he is eligible to receive his portion of the 2010 Bonus pursuant to the Performance Bonus Agreement (in which case, the Employee shall instead receive a bonus of $75,000 payable on July 31, 2011) or (b) 2011 if it is determined that he is eligible to receive his portion of the 2011 Bonus pursuant to the Performance Bonus Agreement and any incentive bonus payment shall not be payable with respect to 2010 or 2011 prior to the final determination of such eligibility. With respect to each fiscal year during the Employment Period after the fiscal year ending December 31, 2011, the Board may determine in its sole discretion to award Employee a bonus, the amount of which, if any, will also be determined by the Board in its sole discretion. All incentive bonus payments will be paid no later than the 15th day of the second month after the end of the calendar year in which such incentive bonus payment was earned.”